Exhibit 99.1

CONTACT:

The Boyds Collection, Ltd.

Joseph E. Macharsky, Chief Financial Officer

717-633-9898 x2151

THE BOYDS COLLECTION REPORTS FINANCIAL RESULTS FOR

2005 SECOND QUARTER

Gettysburg, PA, August 11, 2005 — The Boyds Collection, Ltd. (NYSE: FOB) today announced its financial results for the second quarter, ended June 30, 2005, and reported the impact of a non-cash charge taken during the period.

Second Quarter Results

In the second quarter of 2005, net sales were $17.1 million, a 24% decline from net sales of $22.6 million in the second quarter of 2004.  This decrease was attributable to a decline in wholesale net sales to $11.6 million in the second quarter of 2005 from $19.0 million in the second quarter of 2004, a 39% decrease. Wholesale bookings (cancelable orders) declined by 35% in the second quarter of the year compared to the same period in 2004.  This decline was attributable to the weakness across the Specialty Gift Retail segment of the Company’s account base and reduced sales to a number of Boyds’ larger legacy accounts.

“Our wholesale business continues to be affected by the continued, significant double-digit decline in our independent gift and collectible channel,” said Jan L. Murley, Chief Executive Officer. “We are disappointed in the order rates to date this year in this channel, as the weakness from the first quarter carried over into the second quarter and we continue to see cautiousness in ordering.  We continue to believe our strategy of focusing on product innovation and transforming our distribution channels to a more balanced gift to collector ratio is the right one.  However, the time it has taken to bring our plans to fruition has been costly.  The continued wholesale decline, combined with lower retail sales at our two Boyds Bear Country destination retail stores, resulted in a $6.8 million net loss excluding our non-cash charge, in the second quarter.”

Ms. Murley continued, “Consistent with our strategy of partnering with select icon brands, we recently announced a licensing agreement with Crayola® for a line of products to be available in the 2005 holiday season. This is just one of compelling licensing programs that we have initiated this year, including our recently announced licensing agreements with Coca Cola® and M&M’S®.  These products are expected to be in our retail stores in late 2005.

 “Our operating performance indicates that improvements in results are slow to materialize, but we remain committed to driving the execution of our wholesale strategy, which we believe is key to our success.  We will also take advantage of recent successes in our retail business through co-marketing with icon brands that enjoy similar consumer profiles to Boyds, such as the event we co-sponsored at our Pigeon Forge store with Longaberger. The event was successful for both companies and will be repeated in our Gettysburg store in September.”

Net sales in the retail segment increased to $5.5 million, or 53%, in the second quarter of 2005 from $3.6 million in the second quarter of 2004. Sales in the second quarter of 2005 include the contribution of the second Boyds Bear Country™ in Pigeon Forge, Tennessee, which opened in November 2004. On a comparable store basis, retail sales declined 14% versus the year-ago quarter, reflecting lower traffic in the Gettysburg store.

In the fourth quarter of this year, the Company will begin a limited trial of a unique interactive concept working with a retail partner.  This will allow the Company to extend its brand, while appropriately managing capital expenditures.

The Company reported a net loss of $101.4 million, or a loss of $1.72 per diluted share, in the second quarter of 2005 compared to net income of $0.5 million, or $0.01 per diluted share, in the comparable 2004 period.  The decline in net income during the period was due primarily to the $94.6 million impact of the non-cash charge discussed below, lower sales, a $1.1 million increase in the charge for inventory obsolescence, and a total of $2.2 million in increased interest charges and amortization of deferred financing costs. These costs were partially offset by the cost savings initiatives that the Company has deployed over the previous six months.  Excluding the impact of the non-cash charge described below, the net loss for the second quarter would have been $6.8 million.

“Given our current financial position, we have taken additional steps to reduce the cost structure of the Company.  We will be eliminating a number of positions, including the positions of Senior Vice President of Operations and the Group Vice President of Retail, coupled with additional savings that will reduce our SG&A in 2005 by an incremental $1.5 million,” added Ms. Murley.  This is expected to bring the total SG&A savings to approximately $5.5 million in 2005.

First Six Months Results

In the first six months of 2005, net sales were $35.6 million, a 27% decline from net sales of $49.0 million in the first six months of 2004. Wholesale net sales in the first six months were $26.9 million, a decrease of 38%, from $43.3 million in the first six months of 2004. Wholesale bookings (cancelable orders) declined by 30% in the first six months of the year compared to the same period in 2004.  This decline was attributable to the weakness across the Specialty Gift Retail segment of the Company’s account base and reduced sales to a number of Boyds’ larger legacy accounts. Retail net sales were $8.7 million in the first six months of 2005 compared to $5.7 million for the first six months of 2004.  This increase of $3.0 million, or 53%, can be primarily attributed to the opening of the Company’s Pigeon Forge store. On a comparable store basis, retail sales declined 12% versus the year-ago first half.

Net loss was $178.6 million, or a loss of $3.02 per diluted share, in the first six months of 2005 compared to net income of $3.3 million, or $0.06 per diluted share, in the first six months of 2004.  Net income in the first half of 2005 was negatively impacted by the non-cash charges discussed below, reduced sales and a $2.6 million increased inventory obsolescence allowance.  These costs were partially offset by the Company’s ongoing cost savings initiatives.  Excluding the impact of the non-cash charges, the net loss in the first half of 2005 would have been $9.8 million.

Based on the Company’s current financial performance, management believes that there is a significant likelihood that the Company will not be in compliance with one or more of the financial covenants contained in the New Credit Agreement as of the end of the third and fourth quarters of 2005.  The Company is currently exploring a number of alternatives to address this issue.

Cash used for operating activities in the first six months of 2005 was approximately $9.5 million compared to $4.9 million in cash provided by operations in the year-ago period.  In the first six months of 2005, the Company had a net increase of approximately $15.8 million of debt and invested approximately $0.8 million of cash in property and equipment.  In the first six months of 2004, the Company had net repayments of approximately $4.0 million of debt and invested approximately $4.3 million of cash, of which $3.5 million related to the building of Boyds Bear CountryTM-Pigeon Forge.

Non-Cash Charges Recorded in the First Six Months of 2005

As mentioned above, in the second quarter of 2005, the Company recorded the impact of a non-cash charge totaling $94.6 million, reflecting an increase in the valuation allowance against its deferred tax assets to fully reserve for the assets.  For the six months ended June 30, 2005, the Company recorded $166.2 million in additional valuation allowance against its deferred tax assets.  The recovery of the deferred income tax assets is contingent upon applicable tax laws and future taxable income.  This valuation allowance results from reduced estimates by management of future taxable income in each of the federal, state and foreign tax jurisdictions during the carry forward period and the conclusion by management that it is no longer more likely than not that this amount of deferred tax assets will be realized under the criteria of SFAS No. 109, Accounting for Income Taxes.

As a result of the Company’s annual impairment test completed in the first quarter of 2005, as required by SFAS No. 142, Goodwill and Other Intangible Assets, the Company recorded an impairment loss of $2.6 million to reduce the carrying value of its goodwill to zero. The goodwill that was carried on the Company’s books related to the acquisitions of J&T Design Imaginations (2002) and HC Accents (1998). The impairment was due to the wholesale segment’s operating performance.

About The Boyds Collection

The Boyds Collection, Ltd. is a leading designer and manufacturer of unique, whimsical and “Folksy With AttitudeSM” gifts and collectibles, known for their high quality and affordable pricing.  The Company sells its products through a large network of retailers, as well as at Boyds Bear Country™ in Gettysburg, Pennsylvania and Pigeon Forge, Tennessee — “The world’s most humongous teddy bear store.” Founded in 1979, the Company was acquired by Kohlberg Kravis Roberts & Co. (KKR) in 1998 and is traded on the NYSE under the symbol FOB.  Information about Boyds can be found at www.boydsstuff.com.

Any conclusions or expectations drawn from the statements in this press release concerning matters that are not historical corporate financial results are “forward-looking statements” that involve risks and uncertainties. Sales patterns have historically varied in number, mix and timing, and there can be no assurance that the sales estimates will be accurate or that the sales trend year-to-date will continue. Other factors, including retail inventory levels, consumer demand, product development efforts, completion of third party product manufacturing, dealer reorders and order cancellations, control of operating expenses, corporate cash flow application, and the industry, general economic, regulatory and international trade conditions, can significantly impact the Company’s estimated and actual sales and earnings. Actual results may vary materially from estimates and other forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements.

Webcast Information:

The Boyds Collection has scheduled a live webcast today to discuss its financial results for the 2005 second quarter.  To access the webcast, please visit the Investor Relations section of www.boydsstuff.com.  The webcast will begin at 9:30 a.m. (ET) today.  A replay of the webcast will be archived on the site through 8:00 pm (ET) on Thursday, August 25, 2005

— TABLES FOLLOW  —

THE BOYDS COLLECTION, LTD.

CONDENSED STATEMENT OF OPERATIONS AND EARNINGS PER SHARE DISCLOSURES

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2005	2004	2005

Net Sales
Wholesale	$19.0	$11.6	$43.3	$26.9
Retail	3.6	5.5	5.7	8.7
Total	22.6	17.1	49.0	35.6
Gross Profit	13.9	7.9	29.8	16.3
Selling, General & Administrative Expenses	11.8	10.1	21.7	20.8
Goodwill Impairment	—	—	—	2.6
Income (Loss) from Operations	2.1	(2.2)	8.1	(7.1)
Other (Expense)	—	(0.5)	(0.1)	(0.6)
Interest Expense - Net	1.1	3.3	2.2	5.5
Income (Loss) before Provision for Income Taxes	1.0	(6.0)	5.8	(13.2)
Provision for Income Taxes	0.5	95.4	2.5	165.4
Net Income (Loss)	$0.5	$(101.4)	$3.3	$(178.6)

Net Income (Loss) per Share	$0.01	$(1.72)	$0.06	$(3.03)
Weighted Average Shares Outstanding	59.0	59.0	59.0	59.0

Net Income (Loss) per Share, assuming dilution	$0.01	$(1.72)	$0.06	$(3.02)
Weighted Average Shares Outstanding, assuming dilution	59.0	59.0	59.0	59.1

THE BOYDS COLLECTION, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2004 and June 30, 2005

(unaudited)

	December 31,	June 30,
	2004	2005
	(in thousands)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$354	$2,579
Accounts receivable, net	8,581	8,327
Inventory - primarily finished goods, net	13,462	15,671
Inventory in transit	2,666	301
Other current assets	854	1,107
Deferred income taxes	19,485	—
Total current assets	45,402	27,985

PROPERTY AND EQUIPMENT - NET	35,081	34,679

OTHER ASSETS:
Deferred debt issuance costs	645	3,842
Deferred tax asset	145,435	—
Other assets	2,997	429
Total other assets	149,077	4,271

TOTAL ASSETS	$229,560	$66,935

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,420	$4,873
Accrued expenses	5,708	3,961
Income tax payable	474	490
Interest payable	570	1,554
Total current liabilities	11,172	10,878

LONG-TERM DEBT	75,142	90,892

TOTAL STOCKHOLDERS’ EQUITY	143,246	(34,835)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$229,560	$66,935